Exhibit 14(a)(2)

Consent of Independent Auditors

We consent to the references to our firm under the caption “Experts” in the Joint Proxy Statement/Prospectus included in this Registration Statement (Form N-14) of Franklin BSP Capital Corporation.

We also consent to the incorporation by reference of our reports dated March 13, 2023 and March 16, 2022, with respect to the consolidated financial statements of FBLC Senior Loan Fund LLC included in the Franklin BSP Lending Corporation Annual Report (Form 10-K) for the year ended December 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

October 19, 2023